CONSENT OF INDEPENDENT ACCOUNTANT


I consent to the use of my Independent Auditor's Report on the financial statements of New York Acquisitions, Inc. as of December 31, 1995 and
March 31, 1995, and for the nine months ended December 31, 1995 and the years ended March 31, 1995 and 1994.


ANGEL E. LANA, P.A.
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Angel E. Lana, P.A.

Fort Lauderdale, Florida
June 20, 1996